EXHIBIT 99.2

THE McCLATCHY COMPANY

DIRECTOR OPTION AGREEMENT

The McClatchy Company (the "Company"), has granted to _____________ ("Optionee"), an option to purchase a total of ______ shares of the Company's Common Stock (the "Optioned Stock"), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Company's 2001 Director Option Plan (the "Plan") adopted by the Company which is incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.

    Nature of the Option. This Option is a nonstatutory option and is not intended to qualify for any special tax benefits to the Optionee.

    Exercise Price. The exercise price is $_____ for each share of Common Stock.

    Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 8 of the Plan as follows:

      Right to Exercise.

        This Option shall become exercisable in installments cumulatively with respect to 25% of the Optioned Stock on the March 1st following its date of grant and 25% of the Optioned Stock each March 1st thereafter, subject to Optionee remaining a Director on each such date; provided, however, that if Optionee's service as a Director terminates due to his or her death, Disability or retirement after Optionee has attained the age of 65, then 100% of the shares subject to this Option shall immediately vest and become exercisable. Notwithstanding the foregoing, in no event shall any Option be exercisable prior to the date the stockholders of the Company approve the Plan.

        This Option may not be exercised for a fraction of a share.

        In the event of Optionee's death, Disability, retirement after attaining the age of 65 or other termination of service as a Director, the exercisability of the Option is governed by Section 8 of the Plan.

      Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option and the number of Shares in respect of which the Option is being exercised. Such written notice, in the form prescribed by the Company, shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price.

    Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

      cash;

      check;

      surrender of other Shares, provided Shares acquired from the Company, (x) have been owned by the Optionee for more than twelve (12) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; or

      if approved in advance by the Company, delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

    Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulations, or if such issuance would not comply with the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

    Term of Option. This Option may not be exercised more than ten (10) years from the date of grant of this Option, and may be exercised during such period only in accordance with the Plan and the terms of this Option.

    Taxation Upon Exercise of Option. Optionee understands that, upon exercise of this Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares purchased over the exercise price paid for such Shares. Since the Optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, under certain limited circumstances the measurement and timing of such income (and the commencement of any capital gain holding period) may be deferred, and the Optionee is advised to contact a tax advisor concerning the application of Section 83 in general and the availability a Section 83(b) election in particular in connection with the exercise of the Option. Upon a resale of such Shares by the Optionee, any difference between the sale price and the Fair Market Value of the Shares on the date of exercise of the Option, to the extent not included in income as described above, will be treated as capital gain or loss.

DATE OF GRANT: ____________

THE McCLATCHY COMPANY,

A Delaware corporation

By: ________________________________

Karole Morgan-Prager, Secretary

Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

Dated: _________________

______________________________

Optionee